Exhibit 19.1
Insider Trading Policy
Purpose
To help drive compliance with securities laws and regulations by Samsara insiders and related parties.
A.    Policy Overview
Samsara Inc. (together with its subsidiaries, collectively “Samsara” or the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and prohibitions on serving as an officer or director of a public company, not to mention irreparable damage to both your reputation and the Company’s reputation.
For purposes of this Policy, the head of the Company’s legal function serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy. You may contact the Compliance Officer with questions or concerns about suspected violations of this Policy by reaching out via email to trading-compliance@samsara.com.
B.    Policy Statement
No Trading on Material Nonpublic Information.
It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, you are prohibited from:
a.using it to transact in securities of the Company;
b.disclosing it to other directors, officers, employees, consultants, contractors, agents or other service providers whose roles do not require them to have the information;
c.disclosing it to anyone outside of the Company, including family members, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or
d.using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, material nonpublic information about another company that you learn through your service with the Company is subject to these same restrictions around disclosure and trading and you cannot use that information to trade in that company’s or Samsara’s securities. Any such action will be deemed a violation of this Policy.

No Disclosure of Confidential Information.
You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of third parties in accordance with any related non-disclosure agreements and other obligations that the Company has with such third parties and limit your use of the confidential information to the purpose for which it was disclosed.
If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Compliance Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult the Company’s External Communications Policy for more details.
Definition of Material Nonpublic Information.
“Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of a company or view as significantly altering the total mix of information available in the marketplace about a company as an issuer of securities. Materiality determinations are highly fact-specific, and are based on a consideration of both quantitative and qualitative factors. One potential indicator of whether information is material is how the market reacts to the disclosure of such information; in general, any information that significantly affects the market price of a security is likely to be material. Either positive or negative information may be material.
“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through filings made with the Securities and Exchange Commission (the “SEC”) or through other channels that the Company has publicly announced it will use for the disclosure of material information.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided.
As a rule of thumb, if you think something might be material nonpublic information, you should exercise caution in disclosing that information or trading in securities while in possession of that information. You can always reach out to the Compliance Officer if you have questions.
C.    Persons Covered by This Policy
This Policy applies to you if you are a director, officer, employee, consultant, contractor, agent or other service provider (for example, auditor or attorney) of the Company, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control; provided, however, that the Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for making sure that these other individuals and entities comply with this Policy.

This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a closed trading window under this Policy at the time your relationship as a service provider for the Company ends, you must abide by the applicable trading restrictions until at least the beginning of the next open trading window.
D.    Trading Covered by This Policy
Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:
1.any purchase, sale, loan, gift or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions; and
2.any other arrangement that generates gains or losses from or based on changes in the prices of such securities, including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction, the type of consideration received, the platform on which such transaction is made, or circumstances of financial need or hardship.
E.    Trading Restrictions
Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:
Quarterly Trading Windows.
Except as discussed in Section H (Exceptions to Trading Restrictions), all persons subject to this Policy must refrain from conducting transactions involving the Company’s securities during closed trading windows that occur quarterly.
The quarterly trading window will close at midnight Pacific Time on the last trading day of the second calendar month of each fiscal quarter and will open after the close of trading on the first full trading day following the Company’s earnings release for such fiscal quarter.
The prohibition against trading during a closed trading window also means that brokers cannot fulfill open orders on behalf of a person subject to this Policy during a closed trading window, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to a closed trading window or pre-clearance requirements, you should inform any broker with whom such an open order is placed at the time it is placed of such restriction.

Special Closed Trading Windows.
The Company always retains the right to impose additional or longer closed trading windows at any time on anyone subject to this Policy. The Compliance Officer will notify you if you are subject to a special closed trading window. If you are notified that you are subject to a special closed trading window, you may not engage in any transaction involving the Company’s securities until the special closed trading window has ended, other than the transactions that are covered by the exceptions listed in Section H (Exceptions to Trading Restrictions). You also may not disclose to anyone else that the Company has imposed a special closed trading window. To the extent applicable to you, special closed trading windows also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.
Regulation BTR Trading Restrictions.
Directors and officers may also be subject to closed trading windows pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a closed trading window under Regulation BTR. Failure to comply with an applicable closed trading window in accordance with Regulation BTR is a violation of law and this Policy.
F.    Prohibited Transactions
At all times, you may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.
Short Sales.
Short sales (meaning the sale of a security that must be borrowed to make delivery) of the Company’s securities suggest an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks conﬁdence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. As such, you may not engage in short sales involving the Company’s securities.
Publicly Traded Options.
Options transactions involve bets on the short-term movement of the Company’s stock and therefore create the appearance that an insider is trading based on inside information. Transactions in options also may focus an insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions.
Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other stockholders. Therefore, hedging transactions involving the Company’s equity securities, including, but not limited to prepaid variable forward contracts, equity swaps, collars, and exchange funds, are prohibited by this Policy.
Margin Accounts and Pledging Transactions.
You may not hold the Company’s securities in a margin account. Unless explicitly approved in writing by the Compliance Officer, you may not pledge the Company’s securities as collateral for a loan. This is because a margin sale or foreclosure sale may occur at a time you are aware of material nonpublic information or otherwise are not permitted to trade in the Company’s securities. Securities held in a margin account as collateral for a margin loan might be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan might be sold in foreclosure if you default on the loan.
G.    Pre-Clearance of Trades
The Company’s directors and officers and any other persons identified by the Compliance Officer as being subject to pre-clearance requirements must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements and wish to engage in a transaction involving the Company’s securities, you must submit a pre-clearance request to the Compliance Officer. The pre-clearance request must be made on the form provided by the Compliance Officer and submitted with at least as much lead time as is specified by the Compliance Officer. Among other representations, the person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade.
All pre-cleared trades, if executed, must occur within the period specified by the Compliance Officer and may not exceed the amounts proposed for trade in the pre-clearance request form.
Even after receiving pre-clearance, a person is prohibited from trading the Company’s securities if he or she becomes subject to a closed trading window or aware of material nonpublic information prior to the trade being executed.
H.    Exceptions to Trading Restrictions
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly trading window is open, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special closed trading window, or are otherwise restricted under this Policy.

Unless otherwise specified below, the following are certain limited exceptions to the quarterly and special closed trading windows and pre-clearance requirements imposed by the Company under this Policy:
(1)stock option exercises where the purchase price of such stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized; however, this exception does not apply to subsequent open market transactions involving shares received upon exercise;
(2)receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards issued by the Company;
(3)purchases pursuant to the Company’s employee stock purchase plan; however, this exception does not apply to subsequent sales of such shares purchased;
(4)net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) if permitted by the Company, as you elect;
(5)sell-to-cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) if permitted by the Company, as you elect; however, this exception does not apply to any other market sale for the purposes of paying for the required tax withholding;
(6)distributions to holders of interests in an entity if the entity is subject to this Policy; provided, however, that such exception is only an exception to the Company’s quarterly and special trading windows and not to the pre-clearance requirements under this Policy;
(7)transactions made pursuant to a trading plan approved by the Company and satisfying the applicable requirements for the Rule 10b5-1 affirmative defense to insider trading liability;
(8)purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the trading restrictions and pre-clearance requirements do apply to elections you make under the 401(k) plan to (a) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (b) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (c) move balances into or out of a Company stock fund, (d) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (e) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
(9)transfers by will or the laws of descent or distribution, provided that written notice is provided to the Compliance Officer; however, this exception does not apply to subsequent open market transactions involving shares received upon transfer;
(10)distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities;
(11)bona fide gifts of the Company’s securities, provided that prior written notice is provided to the Compliance Officer at least one (1) business day in advance of such gift and such gift is not made while the donor is in possession of material nonpublic information; and

(12)changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law.
I.    10b5-1 Trading Plans
The Company encourages its directors, officers and certain employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a closed trading window or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exceptions provided under Section H (Exceptions to Trading Restrictions) of this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth by the Compliance Officer and such director, officer or employee must at all times act in good faith with respect to the trading plan. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the 10b5-1 trading plan.
J.    Section 16 Compliance
All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
K.    Violations of this Policy
Company directors, officers, employees, consultants, advisors, contractors, agents and other service providers who violate this Policy will be subject to disciplinary action by the Company, which could include ineligibility for future Company equity or incentive programs or termination of employment or other relationship with the Company, among other actions. The Company has full discretion to determine whether this Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were in possession of material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under the securities laws and will not excuse your failure to comply with this Policy. In addition, the occurrence of a closed trading window will not extend the term of your stock options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a closed trading window or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
L.    Protected Activity Not Prohibited
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
M.    Reporting
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you must report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.
N.    Exceptions
Any exceptions to this Policy (other than those listed in Section H (Exceptions to Trading Restrictions)) must be approved in writing by the Compliance Officer. The Compliance Officer must consult with members of the Company’s board of directors or an independent committee thereof before granting any Policy exceptions to a party that is subject to the pre-clearance requirements hereunder.
O.    Amendments
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any substantive amendments must be approved by the Board of Directors of the Company or a committee thereof.